EXHIBIT 11
TSI Incorporated and Subsidiaries
Computation of Per Share Earnings

                                     Three Months                 Six Months
                                  Ended September 30          Ended September 30
                                  1995          1994          1995          1994
                              ____________  ____________  ____________  ____________
Primary
Average shares outstanding     $5,248,380    $5,130,947    $5,232,454    $5,121,046

Net effect of dilutive stock
options, based on the
treasury stock method
using average market price
                                  194,976       175,238       180,478       169,708
                              ____________  ____________  ____________  ____________
Total                          $5,443,356    $5,306,185    $5,412,932    $5,290,754

Net Earnings                     $750,844      $942,177    $1,494,946    $1,878,192

Primary per share amounts            $.14          $.18          $.28          $.36


Fully Diluted

Average shares                 $5,248,380    $5,130,947    $5,232,454    $5,121,046

Net effect of dilutive stock
options, based on the
treasury stock method
using the period-end market
price, if higher than the
average market price              224,225       177,000       232,739       180,557
                              ____________  ____________  ____________  ____________
Total                          $5,472,605    $5,307,947    $5,465,193    $5,301,603

Net Earnings                     $750,844      $942,177     1,494,946    $1,878,192

Fully diluted per share
amounts                              $.14          $.18          $.27          $.35


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